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                                                                   EXHIBIT 10(j)






                       PRUCHASE AND SUPPLY AGREEMENT WITH
                              THE ROSE GROUP CORP.





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INNOVA PURE WATER, INC.
L3L60 56TH COURT SUITE 510
CLEARWATER FL 34620


                                    Agreement

                                     between
Innova Pure WATER, INC.                                    The Rose Group Corp.
Clearwater FL                                              New York, New York


The above named parties have agreed to enter into the following Purchase & Supply agreement On this date, January 22, 1997. Both parties recognize that the products called for are either in development, or to be developed by Innova for purchase and sale by The Rose Group Corporation. As a component of this relationship:

1) Innova will provide an exclusive know-how and patent license, and supply to The Rose Group Corporation (The Rose Group) filters and water filtration products to market for use by expectant mothers, new born infants, and babies. Such products are designed only for the treatment of biologically safe municipally supplied water. The products to be sold and their suitability for the intended use will be the final responsibility of The Rose Group. The Rose Group will assess that the Innova products meet such criteria as either they, or cognoscenti regulating authorities may impose for the intended use.

Innova warrants the use of the filter supplied as meeting NSF Standard 42, Class 2, for the removal of Chlorine, Tastes, and Odors. Innova further warrants that the filters may be boiled for bacteria sterilization purposes for a period of one month after initial use without degrading the functional capability of the filter. Innova further warrants that the filter was tested using a mechanical breast pump to simulate the use of the product. With the breast pump the filter flowed at a rate of 3 ml/sec. or better.

In addition Innova agrees to protect The Rose Group in case of patent litigation from claims of infringement. Innova will also take what it deems adequate measures to protect Innova's patent position. Should Innova fail to prosecute an infringement action for any reason, The Rose Group may take on the litigation and retain the proceeds.

2) The type of product which The Rose Group will incorporate Innova Water Filter products into, and for which The Rose Group is provided a license to use Innova supplied filters or products for sale, will all be identified with a brand name suitable to Innova; and are defined as:

     A) A baby bottle with filter which shall be designed to satisfy the newborn and infant markets.
     B) A Sippy Cup designed to satisfy the toddler market.






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3) The initial agreement will be for a period of two years, based upon a commitment by The Rose Group to purchase a minimum of 250,000 units in the first year and 500,000 units in the second year. If both parties meet their commitments the agreement will automatically extend each year. in the third year, if extended, minimum sales are to be a minimum of $750,000 However, either party may cancel by providing the other party with notice of its intention within 120 days of the anniversary date.

Should The Rose Group fail to make its financial commitment there will be no financial liability except for trade accounts outstanding with Innova and materials ordered to meet The Rose Group's requirements, which had been approved by The Rose Group.

4) Should Termination occur, The Rose Group will be provided the opportunity to liquidate existing inventory of record within a six month period. Innova will be provided the opportunity to purchase or place such inventory on terms no less favorable than The Rose Group shall offer to any third party.

5) Similarly, The Rose Group will accept and pay for any outstanding orders being produced by Innova against prior orders.

6) During the term of this agreement neither The Rose Group, nor any associated company will independently enter the water treatment / filtration products market using products other than acquired from Innova. The named companies will purchase their water filtration product requirements through Innova.

7) For a period of five (5) years The Rose Group and Innova relative to intellectual property. designs, and market data will not transmit such information to any third party without prior formal authorization. Should this agreement terminate for any reason, both parties agree that they will not use the designs, know-how, or intellectual property of the other without formal authorization within the specified period.

8) Both parties agree to protect each other's intellectual property and recognize the proprietorship of each company's design and property. To the degree practical such transfer of intellectual property, designs and ideas will be by, or confirmed by letter or dated hard copy.

9) Any of The Rose Group products which incorporate an Innova Filter will have in distinct lettering a reference to the Innova filter and Innova Corporate name, or Innova Logo as shall be mutually agreed.

10) It will be the responsibility of The Rose Group to assess and determine that the Innova products are suited to the purpose being applied and will hold Innova harmless for the use of the Innova component of the product. Further it is anticipated that no claims for performance will be made that have not been reviewed and approved by Innova. Further, Innova will provide all reasonable assistance requested related to claims and instructions that are supplied with or on the packaging or product. It will remain, however, the responsibility of The Rose Group to obtain independent third party testing, where deemed appropriate relative to the infant, baby, and toddler market.

11) The Rose Group will bring to Innova's attention any patent infringement of which they become aware. Innova agrees to defend The Rose Group against any domestic patent infringement claim that might arise through the incorporation of an Innova supplied filtration product.





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12) Termination of this agreement and Licenses for Cause may occur as a result of default and the failure to remedy within thirty days of notice faxed to the business of the defaulting party. Just cause is deviation from the terms set forth, failure to make payments in a timely manner, failure to meet annual sales commitments, failure to make deliveries on schedule that are within the control at the parties, excepting force majeure. In addition products we to function and perform within specifications and the quality `s to be maintained equal to samples which will be provided for this purpose.

13) This agreement will be interpreted under the laws of the state of Florida.

14) Any disagreements that may arise and cannot be resolved by the principals will be submitted to binding arbitration by and under the rules of the American Arbitration Association, the findings of which the parties to this agreement agree to accept and abide by.

15) Innova will furnish the following, per current pricing which is subject to change


         a)       The Source or "D" (13/16" 0) Filter" with integral flange and adapter flange. based upon 100,000 units.....$1 .30 bulk
                  packed and shipped in an over box. Pricing will be Innova's best OEM price available at the time.

         b)       A Sippy Cup containing water filtration
                  technology.......Pricing TBD


The cost of the mold modification, which has been received and placed on order $4600. the subject mold is an eight cavity mold producing four of each of the two flanges per cycle. As is our policy for custom molds to be used in conjunction with Innova components, the physical mold you are purchasing will remain Innova property.

Prices may change to reflect changes in manufacturing costs; however, such changes will not occur without 90 days prior notice.

16) Terms: Until proper credit is established: 50% upon order and balance within 20 days after shipment

                                For Pure W
                                S --

                                /s/
                                President
                                Date




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